SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED MARCH 28, 2007
(TO PROSPECTUS DATED NOVEMBER 14, 2006)

$744,971,687
(Approximate)

CWALT, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

Alternative Loan Trust 2007-8CB
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-8CB

This Supplement revises the Prospectus Supplement dated March 28, 2007 to the Prospectus dated November 14, 2006 with respect to the above captioned series of certificates as follows:

Notwithstanding any information to the contrary contained in the Prospectus Supplement, as of the closing date the Class B-2 Certificates are rated “BBB” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Deutsche Bank Securities

The date of this Supplement is May 16, 2007.